Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION SECOND QUARTER INCOME
INCREASES 85% OVER FIRST QUARTER
Loan loss continues to decline from year-ago levels
BILOXI, MS (July 27, 2011)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, recorded second quarter earnings of $809,000, an increase of 85% over the first quarter of 2011, announced Chevis C. Swetman, Chairman and Chief Executive Officer of the holding company and the bank.
Earnings per weighted average share for second quarter of 2011 rose to $.16, compared to $.09 per weighted average share in the first quarter of 2011. Earnings per share figures are based on weighted average shares outstanding of 5,136,918 for the three months ended March 31, 2011 and June 30, 2011.
The provision for loan losses in the latest quarter declined to $546,000 compared to $641,000 in the first quarter of this year and $1,585,000 in the second quarter of 2010. The latest provision was the lowest since first quarter of 2009, when the capital markets bottomed.
“We are not yet seeing much of an increase in loan demand in our region, but the overall economy here is becoming more stable though still fragile,” said Swetman. “Our loan loss provisions have declined measurably, as we continue to cleanse our balance sheet of problem credits,” he added.
Loans past due 90 days declined 84% from the same quarter last year, improving from $7,595,000 to $1,195,000 in second quarter, 2011.
The bank’s primary capital ratio increased to 13.94% at the end of the second quarter of 2011, compared to 13.07% at the end the same period in 2010. That is the highest level of capital since 2004.
Founded in 1896, with $821 million in assets as of June 30, 2011, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)
EARNINGS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net interest income	$5,687	$6,556	$11,549	$13,548
Provision for loan losses	546	1,585	1,187	2,735
Non-interest income	2,451	3,684	4,474	5,818
Non-interest expense	6,975	6,687	13,931	13,616
Income taxes	(192)	522	(342)	697
Net income	809	1,446	1,247	2,318
Earnings per share	.16	.28	.24	.45
TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Allowance for loan losses, beginning of period	$7,105	$8,279	$6,650	$7,828
Recoveries	79	18	193	74
Charge-offs	(1,017)	(714)	(1,317)	(1,469)
Provision for loan losses	546	1,585	1,187	2,735

Allowance for loan losses, end of period	$6,713	$9,168	$6,713	$9,168

ASSET QUALITY

	June 30,
	2011	2010
Allowance for loan losses as a percentage of loans	1.71%	2.06%
Loans past due 90 days and still accruing	1,195	$7,595
Nonaccrual loans	32,562	23,461
PERFORMANCE RATIOS (annualized)

	June 30,
	2011	2010
Return on average assets	.31%	.52%
Return on average equity	2.40%	4.41%
Net interest margin	3.31%	3.60%
Efficiency ratio	94%	82%
Primary capital	13.94%	13.07%
BALANCE SHEET SUMMARY

	June 30,
	2011	2010
Total assets	$821,215	$888,499
Securities	327,442	351,289
Loans	393,390	445,736
Other real estate	8,163	1,397
Total deposits	498,419	519,555
Total federal funds purchased	169,044	170,872
Shareholders’ equity	106,247	106,822
Book value per share	20.68	20.74
Weighted average shares	5,136,918	5,151,697